Exhibit 10.1

FuelCell Energy, Inc.

Executive Compensation Recovery Policy

Approved December 18, 2014

FuelCell Energy, Inc. (the “Company”), under the direction of the Company’s independent directors of the Board (the “Board”), may seek to recover any erroneously paid incentive compensation, made to any current or former executive officer of the Company in the event of an accounting restatement that results in a recalculation of a financial metric applicable to an award if, in the opinion of the Board, such restatement is due to the misconduct by one or more of the Company’s executive officers. If, in the opinion of the Board, recoupment is warranted, the amount subject to recoupment will, at a minimum, equal the difference between what the executive received and what he or she would have received under the corrected financial metrics over the three-year period prior to the restatement.

The Board will review all performance-based compensation awarded to or earned by the Company’s executive officers on the basis of performance during fiscal periods materially affected by the restatement. If, in the opinion of the Board, the Company’s financial results require restatement due to the misconduct by one or more of the Company’s executive officers, the Board may seek any remedy available under applicable law, subject to the following conditions: (i) whether there is reasonable evidence the executive officer engaged in the misconduct, (ii) whether the incentive compensation to be recouped was calculated based upon the financial results that were restated; (iii) whether the incentive compensation calculated under the restated financial results is materially different than the amount actually paid or awarded; and (iv) the cost and feasibility of recoupment efforts. The Board shall review the facts and circumstances and determine whether recovery is warranted, and if so, direct Management to proceed with recovery efforts.

DEFINITIONS

For purposes of this Policy, the following terms shall have the meanings set forth below:

“Executive Officer” shall mean any current or former officer who was designated an executive officer by the Board (as defined under the Securities and Exchange Act of 1934, as amended) and who was actively employed as an executive officer of the Company on or after the date this policy was first adopted.

“Incentive Compensation” shall mean all variable remuneration including the annual incentive awards and all forms of equity-based compensation, vested and unvested, and any gains realized from vested long-term incentive awards.

“Misconduct” shall mean a knowing violation of SEC rules and regulations or Company policy as determined by the Board of Directors. Such misconduct may include: i) material noncompliance with any financial reporting requirement under the securities laws; ii) materially disruptive activities including the willful act of fraud or recklessness in the performance of the executive officer’s duties iii) ethical or criminal violations.

The Board may delegate the duties described in this Policy to a Committee of the Board consisting solely of independent directors.

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